                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JUNE 2, 1998
                        MICHIGAN CONSOLIDATED GAS COMPANY
             (Exact name of registrant as specified in its charter)


MICHIGAN                             1-7310                 38-0478040
State of Incorporation          (Commission File          (I.R.S. Employer
                                     Number)              Identification No.)

     500 GRISWOLD STREET, DETROIT, MICHIGAN                    48226
   (Address of principal executive offices)                  (Zip Code)

               Registrant's telephone number, including area code:
                                 (313) 965-2430

ITEM 5. OTHER EVENTS

On June 2, 1998 MCN Energy Group Inc., parent company of Michigan Consolidated Gas Company, issued the following press release;

                  MCN ENERGY GROUP UPDATES COAL FINES PROJECT,
                              EARNINGS EXPECTATIONS

Detroit, June 2, 1998 -- MCN Energy Group Inc. (NYSE:MCN) today said its coal fines project is progressing on schedule to be in operation by June 30 and is expected to contribute to earnings this year. However, due to the impact of low energy prices and other factors affecting its Exploration & Production unit, as well as the effect of significantly warmer-than-normal weather on its Gas Distribution operations, the company said its 1998 earnings will be below analysts' expectations.

         During May, the company received a favorable private letter ruling from the Internal Revenue Service with respect to its coal fines project, which will recover particles of coal that have been a waste-product of the mining process, producing briquettes that qualify for Section 29 "synthetic fuel" tax credits. The credits will approximate $20 to $25 per ton of production sold.

         The company said it is on schedule in the construction of its six plants, each with a rated annual production capacity of one million tons of coal briquettes. Actual production rates will depend on many variables and therefore cannot be estimated until operating experience is gained. The plants must be placed in service by June 30 to qualify for the tax credits.

         MCN Chairman, President and CEO Alfred R. Glancy III said the project, net of operating costs, is expected to contribute meaningfully to earnings beginning in the second half of 1998.

         "We still face challenges, but we have progressed sufficiently to gain confidence in our ability to place the plants in service by the deadline," he said. "In addition, the plants are expected to produce tax credits in excess of what we can utilize to offset our tax obligations, so we are working toward monetizing a portion of the credits."

         Glancy said he expects earnings from the coal fines project to help offset the negative earnings impact of low energy prices and warmer-than-normal weather on some of the company's other businesses.

         "As we indicated following the first quarter, our E&P business has been hurt by low oil prices and by drilling results in the Midcontinent/Gulf Coast region that have been below expectations," Glancy said. "The low oil prices are persisting and will have a negative impact on the year. In addition, a tougher acquisition climate is slowing our efforts to add reserves and production. To help reduce costs, we are cutting drilling activity in areas that are underperforming and taking a hard look at what else we can do to address the situation."

         Glancy said warm weather has had a significantly negative impact on the company's 1998 earnings, particularly on Gas Distribution operations.

         "The second quarter is typically an important heating period," he said. "That wasn't really the case this year, with weather coming in nearly 30 percent warmer than normal for the quarter so far. In total, we have experienced a $.25 per share negative weather impact year-to-date. That creates a hurdle that we are not likely to overcome through the remainder of 1998."

         Given the low energy prices, lower production expectations and weather impact, partially offset by contributions from the coal fines project and by positive developments at the company's Michigan Consolidated Gas subsidiary, Glancy said he expects 1998 earnings per share to be flat with the prior year. He added that he continues to believe analysts' consensus of $2.40 per share for 1999 is achievable, assuming improved E&P conditions, normal weather and contributions from coal fines tax credits.

         Glancy noted that these expectations highlight the benefits of the company's diversified portfolio of projects. "While our E&P and Gas Distribution businesses have been hurt like others in the industry and we are facing some individual challenges, our remaining businesses have helped offset these factors. Overall, 1998 net income is still expected to show an increase, which I'm not sure many energy companies will be able to say. Growth within each of our diversified businesses is continuing and our future growth prospects remain bright."

MCN Energy Group Inc. is a diversified energy holding company with more than $4 billion of assets, and with markets and investments throughout North America and in Asia. The company operates through two major business groups; Diversified Energy, operating through MCN Investment Corporation, is involved in oil and gas exploration and production, natural gas gathering, transmission, processing and storage, energy marketing, electric power generation and distribution, and other energy-related businesses; Gas Distribution consists principally of Michigan Consolidated Gas Company, a natural gas distribution and transmission company serving 1.2 million customers in more than 500 communities throughout Michigan. Information about MCN Energy Group is available on the World Wide Web at http://www.mcnenergy.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. A discussion of these risks and uncertainties is included in the company's periodic reports filed with the Securities and Exchange Commission.

                                      ####

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Michigan Consolidated Gas Company

                                      By /s/ Ronald E. Christian
                                         ---------------------------
                                         Ronald E. Christian
                                         Vice President, General Counsel
                                          and Secretary


Date: June 3, 1998